Exhibit 10.52

SECOND AMENDMENT TO LEASE

This Second Amendment to Lease (“Second Amendment”) is made, for reference purposes only, this 24th day of April, 2003, between PACIFIC OCEANSIDE HOLDINGS, L.P., a California limited partnership (“Landlord”) and CONAGRA FOODS, INC., a Delaware corporation (“Tenant”) with reference to the following facts:

RECITALS

A.	Landlord and Tenant entered into that certain. Lease dated December 20, 2001 (the “Original Lease”) and as amended by First Amendment to Lease dated February 21, 2003 (the “First Amendment”) (collectively the “Lease”) for the Premises located at 9655 Granite Ridge Drive, Suites 100, 200 and 260, San Diego, CA 92123, consisting of a total of approximately 20,315 Rentable Square Feet and 18,192 Usable Square Fed (the “Premises”).

B.	Tenant signed a License Agreement dated February 14, 2003, for the temporary use of the space located at 9655 Granite Ridge Drive, Suite 120, San Diego 92123. Landlord and Tenant agree to add this space with the lease obligation for the Premises identified above. Landlord shall amend the License Agreement to delete Suite 120 from the License Agreement. Suite 120 shall be identified as the Additional Expansion Space (the “Additional Expansion Space”).

C.	The parties desire to amend the Lease as set forth in this Second Amendment.

D.	All capitalized terms used in this Second Amendment unless specifically defined herein than have the same meaning as the capitalized terms used in the Lease.

NOW, THEREFORE, for valuable consideration, the receipt and adequacy of which are expressly acknowledged, Landlord and Tenant agree as follows:

AGREEMENT

1.	Expansion of Premises. As of the date of this Second Amendment, the Premises shall be expanded to include Suite 120 consisting of approximately 876 Rentable Square Feet (approximately 789 Usable Square Feet) and shall be referred herein as the “Additional Expansion Space”, as shown on Exhibit “B-2”, attached hereto, and shall be used exclusively for general office use, in accordance with all applicable laws, statutes, ordinances, and regulations and the provisions of the Lease.

2.	Additional Expansion Spare, Lease Commencement Date. The Lease Commencement Date for the Additional Expansion Space (the “Additional Expansion Space Lease Commencement Date”) shall be the date to which the Twat accepts the Expansion Space. This shall be documented by presenting Tenant with an Acceptance of Premises form acknowledging the “As Is” condition of the Expansion Space.

3.	Additional Expansion Spare Rent Commencement Date. The Rent Commencement Date for the Expansion Space (the “Expansion Space Rent Commencement Date”) shall be May 1, 2003.

4.	Additional Expansion Spare Expiration Date. The Expiration Date for the Additional Expansion Space (the “Additional Expansion Space Expiration Date”) shall run concurrent with the Initial Expiration Date of the Premises, and expire on March 31, 2007.

5.	Total Premises. Effective as of the Additional Expansion Space Rent Commencement Date, the total Premises (the “Total Premises’) shall include both the Premises and the Additional Expansion Space for a total of approximately 21,191 Rentable Square Feet (18,981 Usable Square Feet).

6.	Basic Monthly Rent. The Basic Monthly Rent for the Additional Expansion Space shall be $1.50 per Rentable Square Foot (subject to adjustment as provided in Paragraph 7.2 of the Lease). Basic Monthly Rent shall always be due and payable on or before the first day of the applicable month, and shall be due and payable upon the Additional Expansion Space Rent Commencement Date.

7.	Rental Adjustments. On each anniversary of the Additional Expansion Space Rent Commencement Date throughout the Initial Lease Term, the Basic Monthly Rent shall be increased by three and one half percent (3.5%), plus any applicable Additional Rent.

8.	Tenant’s Share. The Tenant’s Share previously identified and agreed as 18.65% shall be revised to reflect a new total of 19.45% (21,191 RSF / 108,956 RSF).

9.	Security Deposit. Tenant shall not be obligated to pay a Security Deposit for the Additional Expansion Space.

10.	Tenant Improvements. Landlord shall provide Tenant with a Tenant Improvement Allowance of Fourteen and 00/100 Dollars ($14.00) per Usable Square Foot, or a total of Eleven Thousand Forty-Six and 00/100 Dollars ($11,046.00), for the approved tenant improvements of the Additional Expansion Space. Tenant shall have the right to contract with reputable contractors, subject to Landlord’s prior approval, which shall not be unreasonably withheld, to complete the tenant improvements, including the Space Plan, Interior Design and/or Tenant’s Contractor. Upon receiving a Certificate of Occupancy by the City, Landlord shall pay to Tenant the Tenant Improvement Allowance, in accordance with the provisions of the Exhibit “D” attached to this Second Amendment to Lease.

11.	Certification. By execution of this Second Amendment, Landlord and Tenant hereby certify that as of the date hereof; and to the best of each party’s ..knowledge, that the other party is not in default of the performance of its obligations pursuant to the Lease, and that neither party has a claim, defense, or offset against the other party with respect to the Lease.

12.	Confirmation. Except, as and to the extent modified by this Second Amendment to Lease, all provisions of the Lease shall remain in full three and effect. In the event of a conflict between the terms of the Lease and the terms of this Second Amendment, the terms in this Second Amendment shall control.

IN WITNESS WHEREOF, Landlord and Tenant agree to the foregoing as evidenced by affixing their signatures below.

LANDLORD: PACIFIC OCEANSIDE HOLDINGS, L.P.,
a California limited partnership

By:	Pacific Oceanside Assets, Inc.,
a California corporation

Its:	General Partner

By:	/s/ [illegible]

Date:

By:

Date:

TENANT: CONAGRA FOODS, INC., a Delaware corporation

By:	/s/ Wayne M. Kotow

Printed Name: Wayne M. Kotow

Its:	Director IS, Business Practices & Facilities

Date:	4/28/03

EXHIBIT “D”

TENANT IMPROVEMENTS TO

THE ADDITIONAL EXPANSION SPACE

General recital: Tenant accepts the Additional Expansion Space in “As-Is” condition, and Landlord shall provide a Tenant Improvement Allowance (as defined below) for Tenant to construct further improvements to the Additional Expansion Space, subject to the terms and conditions as more completely described herein.

Section 1. Tenant’s Plan Approval. Concurrently with, or within thirty (30) calendar days following the execution of this Second Amendment, Tenant shall cause detailed plans and specifications (the “Plans”) to be prepared and delivered to Landlord; which Plans shall reflect the work to be performed within the Additional Expansion Space by Tenant in order to suitably prepare the Additional Expansion Space for Tenants use (the “Tenant’s Work”). Landlord shall, within ten (10) calendar days following its receipt of the Plans, either approve such Plans or provide Tenant with the reasons that Landlord is withholding such consent. If Landlord does not approve the Plans, Tenant shall immediately cause the Plans to be revised, consistent with Landlord’s comments, and then resubmit the Plans to Landlord for review within ten (10) calendar days of Landlord’s notice to Tenant of said non-approval of Tenant’s Plans. No work shall be undertaken by Tenant until the Plans have been finally approved by Landlord, Performance of the Tenant’s Work shall strictly conform to the approved Plans and any deviation will require Landlord’s prior approval. Any delays caused by Tenant with respect to submittal, revision, or approval of Plans pursuant to this paragraph shall not postpone the Additional Expansion Space Rent Commencement Date. In the event that Tenant’s Plans have not been mutually approved within forty (40) days following the Additional Expansion Space Lease Commencement Date, Landlord may, at Landlord’s option, terminate this Second Amendment , regain possession of the Additional Expansion Space, and Tenant shall reimburse Landlord for Landlord’s costs in preparing the Additional Expansion Space for Tenant’s occupancy.

Section 2. Tenant’s Work Completion Period. Following the Additional Expansion Space Lease Commencement Date and Tenant’s acceptance of the Additional Expansion Space, Tenant Mail cause Tenant’s Work to be completed in accordance with sound construction practices and in a manner consistent with this Exhibit “D” (“Tenant’s Work Completion Period”). Landlord and Tenant estimate that completion of Tenant’s Work shall not exceed 120 days from the Additional Expansion Space Lease Commencement Date.

Section 3. Construction of Tenant Improvements by Tenant’s Contractor. After the Plans for the Tenant’s Work have been approved by Landlord and the local governing agencies, Tenant shall submit to Landlord the name, address, license number, evidence of insurance, and any other information required by Landlord of Tenant’s proposed contractor(s) (“Contractor”) for Landlord’s review and approval. If Landlord deems, in Landlord’s reasonable discretion, that Tenant’s proposed Contractor is unacceptable, Tenant shall resubmit information on a replacement contractor until a mutually approved Contractor is selected. Upon sold selection, Tenant shall enter into a construction contract with the Contractor which shall include a provision for compliance with Landlord’s rules and regulations as defined herein, and Tenant shall provide Landlord with a copy of said contract In no event shall Tenant be permitted access to the Additional Expansion Space to perform Tenant’s Work prior to providing all information requested by Landlord relating to Tenant’s Work. Failure Tenant to provide any information requested by Landlord, including but not limited to evidence of Tenant’s and Tenant’s Contractor’s compliance with all of the insurance requirements hereof, shall not delay the Additional Expansion Space Lease Commencement Date or the Additional Expansion Space Rent Commencement Date, but will constitute grounds for Landlord’s denying access to the Additional Expansion Space by Tenant. Violations of Landlord’s rules, regulations, and requirements as set forth herein or as otherwise established by Landlord shall constitute a default of this Lease if not corrected by Tenant and/or Tenant’s Contractor within twenty four (24) hours notice, either written or oral, by Landlord to Tenant. Landlord shall have the right to post a notice of non-responsibility at a prominent location within Tenant’s Premises.

It shall be the responsibility of Tenant to enforce the following requirements of Tenant’s Contractor, and all subcontractors of Tenant’s Contractor, at every level:

3.1. Tenant’s Contractor shall perform Tenant’s Work in a manner and at times which do not impede or delay Landlord’s contractor, if applicable, in the Project. Any delays in the completion work by the Landlord or Landlord’s contractor, if applicable, on the Project, or the commencement of the annual rental and any damage to any work caused by Tenant’s Contractor shall be at the sole cost and expense of Tenant.

3.2. Tenant’s Contractor shall be responsible for the repair, replacement, or clean up of any damage by him to other contractors’ work which specifically includes access ways to the Additional Expansion Space which may be concurrently used by others. Firelanes, sidewalks, hallways, and access to other tenant’s suites may not be blocked or obstructed at any time.

3.3. Tenant’s Contractor shall contain his storage of materials and his operations within the Additional Expansion Space and such other space as he may be assigned by Landlord. Should he be assigned space outside of the Additional Expansion Space, he shall. move to such other space as Landlord shall direct from time to time to avoid interference or delays with other work. Tenant’s Contractor shall park construction vehicles in areas designated by Landlord.

3.4. All trash and surplus construction materials shall be stored within the Additional Expansion Space and shall be promptly removed from the Additional Expansion Space. Tenant’s Contractor shall not use common area trash enclosures or waste bins fox disposal of trash or surplus construction material.

3.5. Noise shall be kept to a minimum at all times, and shall not be permitted to interfere with the conduct of other tenant’s business, or the general operation of the Project. Tenant’s Contractor shall notify Landlord or Landlord’s project manager of any planned work to be done on weekends or other than normal job hours.

3.6. Tenant and Tenant’s Contractor are responsible for compliance with all applicable codes and regulations of duly constituted authorities having jurisdiction as far as the performance of the Tenant’s Work is concerned and for all applicable safety regulations established by the Landlord, OSHA, or other regulatory agencies, and Tenant further agrees to save and hold Landlord harmless for Tenant’s actions arising from Tenant’s Work. prior to commencement of construction, Tenant shall submit to Landlord evidence of insurance as required by this Lease and evidence of insurance for Tenant’s Contractor.

3.7. Tenant’s Contractor shall not post signs on any part of the Project or in the Additional Expansion Space, without Landlord’s prior written approval.

3.8. Tenant than be responsible for and shall obtain and record a Notice of Completion promptly following completion of Tenant’s work.

3.9. Tenant shall provide to Landlord a copy of the fully executed construction contract, including all addendum and a line item breakdown by trade thereto, between Tenant and its Contractor for the Tenant’s Work.

3.10. All required permits and approvals, including but not limited to Planning, Building, Fire, and Health department permits, must be obtained anal all necessary calculations, including, but not limited to, those required under Title 24, must be submitted to the local governing agencies for all work to be performed by Tenant or Tenant’s Contractor in the Additional Expansion Space.

3.11. Any modifications to the building exterior shall be subject to Landlord’s prior approval. No romex wiring shall be allowed, nor shall water lines be placed in slabs, unless approved by Landlord prior to installation. All equipment placed upon the roof as a result of the Tenant’s Work, and all roof penetrations, shall be approved by Landlord or to the commencement of work

3.12. Landlord, at Landlord’s reasonable discretion, may from time to time establish such other rules and regulations for protection of property and the general safety of occupants and invitees of the Project. Such rules and regulations shall apply to Tenant and Tenant’s Contractor as though established upon the execution of this Exhibit “D”.

Section 4. Coordination of Construction. Tenant covenants and agrees that Tenant and Tenant’s Contractor than not destroy or in anyway damage any portion of the Project. Further, Tenant covenants and agrees that Tenant and Tenant’s Contractor shall coordinate the Tenant’s Work with any construction schedule for any work being performed by or on behalf of Landlord or any other tenant, if applicable and that the performance of the Tenant’s Work shall not interfere with Landlord’s or any other tenant’s construction activities, if applicable. If there be such interference or conflict, notice thereof shall be given to Tenant, and immediately after receipt of such notice the Tenant agrees to cease or cause to be terminated such interference or conflict. Tenant shall be responsible to Landlord for any lost rents due to the delay of the Additional Expansion Space Rent Commencement Date. Tenant further covenants and agrees that Tenant and Tenant’s Contractor all comply with all rules and regulations promulgated by Landlord or its agent, and all directives of Landlord governing construction or installation activities, including but not limited to, permissible hours for construction or installation activities, storage of equipment and responsibility for cleaning of work areas. If Tenant or Tenant’s Contractor shall fail to comply with the provisions of this Section any costs incurred by Landlord as a result of such failure shall be at Tenant’s sole and exclusive expanse.

Section 5. No Landlord Liability. Landlord shall not be liable for any loss, cost, damage, or expense incurred or claimed by Tenant or any other person or party on account of the construction or installation of the Tenant’s Work or any other Person or party on account of the construction or installation of the Tenant’s Work or any other improvements to the Premises or Additional Expansion Space made by Tenant during the Lease Term. Tenant hereby acknowledges and agrees that the compliance of the Tenant’s Work, or other Alterations (as defined in the Lease) made to the Premises or the Additional Expansion Space by the Tenant and any plans therefore, with all applicable governmental laws, codes, and regulations all be solely Tenant’s responsibility. Landlord assumes no liability or responsibility resulting from the failure of the Tenant to comply with all applicable governmental laws, codes and regulations or for any defect in any of the Tenant’s Work or other Alterations to the premises or Additional Expansion Space made by Tenant. Tenant further agrees to indemnify, defend, and hold harmless Landlord from any loss, cost, damage or expense incurred, claimed, assented, or arising in connection with any of the foregoing.

Section 6. Tenant Improvement Allowance. Provided that the Tenant’s Work is constructed by Tenant’s Contractor in accordance with this Exhibit D, Landlord shall reimburse Tenant for Tenant’s actual construction costs up to a maximum of Eleven Thousand Forty-Six and 00/100 Dollars ($ 11,046.00) for said Tenant’s Work (“Tenant Improvement Allowance”), Such Tenant Improvement Allowance shall be paid directly to Tenant in two equal installments. The first installment of fifty percent (50%) shall be paid within ten business days following fifty Percent (50%) completion of the Tenant’s Work based on submitted invoices, work performed and all unconditional waiver and release upon progress payment for material and labor lien releases from Tenant’s Contractor, subcontractors, and suppliers. The final fifty percent (50%), shall be paid within ten business days following proper recordation of a Notice of Completion for the Tenant’s Work, upon commencement of Tenant’s business within the Additional Expansion Space, and upon receipt of all unconditional waiver and release upon final payment for material and labor lien releases from Tenant’s Contractor, subcontractors, and suppliers, and subject to satisfaction of the following conditions:

6.1. Tenant must have completed the Tenant’s Work in accordance with the Landlord approved final Plans and specifications.

6.2. Notice of Completion has been properly recorded for Tenant’s Work and 35 days have elapsed since the date of such recording.

6.3. Tenant has submitted a complete set of as built” plans and specifications to Landlord.

6.4. Tenant has provided to Landlord copies of all insurance certificates required under this Lease.

6.5. A final, unconditional certificate of occupancy for the Additional Space has been issued by the appropriate governmental agency, and a copy thereof provided to Landlord.

6.6. Tenant has provided Landlord with all unconditional waiver and release upon final payment for material and labor lien releases from Tenant’s Contractor, subcontractors, and suppliers. Said Lien releases must total at least the amount of Landlord’s construction advance to Tenant.

6.7. Tenant has provided Landlord all construction warranties and guarantees in connection with construction of Tenant’s Work.

6.8. Landlord has inspected and approved the Tenant’s Work and is satisfied that the Tenant’s Work has been performed in a good and workmanlike manner in accordance with the approved Plans; provided however no such inspection shall impose any liability upon Landlord, nor absolve Tenant or Tenant’s Contractor from liability for any defect or failure to comply with the requirements hereof.

Section 7. Use of Landlord’s Tenant Improvement Allowance.

7.1. The Tenant Improvement Allowance that Landlord agrees to contribute toward the cost of Tenant’s Work shall in no event be applied toward Tenant’s furniture, fixtures, furnishings, personal property, signs or any monetary obligations of Tenant under this Lease and Second Amendment. Such funds will be used only to pay the cost of tenant improvements that shall become the property of Landlord and remain upon and be surrendered with the Additional Expansion Space or Premises, as a part thereof, at the end of the Term of the Lease.

7.2. All fees, permits, utility charges, or assessments associated with the construction of Tenant’s Work are Tenant’s responsibility to pay, but may be paid by the Landlord on Tenant’s behalf from the Tenant Improvement Allowance if not paid directly by Tenant.

Section 8. Future Improvements by Tenant to the Premises (as defined in the Second Amendment). In the event that Tenant shall desire to perform future improvements to the Premises during the term of this Lease or any extension thereof, Tenant shall construct such improvements in accordance with the terms and conditions of this Exhibit “D”, except that no Tenant Improvement Allowance shall be granted by Landlord to Tenant for said future improvements. All costs arising from said future improvements shall be the sole and exclusive responsibility of Tenant to pay, in a prompt and timely fashion as said costs become due.

EXHIBIT “B-2”

TO SECOND AMENDMENT TO LEASE

“ADDITIONAL EXPANSION SPACE”

STONECREST OFFICE PROJECT

9655 GRANITE RIDGE DRIVE

SUITE 120

SAN DIEGO, CA 92123

APPROXIMATELY 876 RENTABLE SQUARE FEET